Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-163511

January 5, 2011

Volatility. Now available in ETF form. PROSHARES SHORT-TERM VIX FUTURES ETF (VIXY) PROSHARES MID-TERM VIX FUTURES ETF (VIXM) In the past, to access volatility, you may have considered investing in an Exchange Traded Note (ETN) and bearing the credit risk of the note’s issuer. Now, for the first time, you can access volatility with a U.S. Exchange Traded Fund (ETF). Introducing Volatility ETFs benchmarked to S&P 500 VIX Futures Indexes. From ProShares, The Alternative ETF Company.SM Call 866.776.5125 or visit proshares.com. ProShares The Alternative ETF Company.SM These ETFs are not regulated under the Investment Company Act of 1940 and are not afforded its protections. Investing in ETFs involves a substantial risk of loss. There is no guarantee any ProShares ETF will achieve its investment objective. These ETFs invest in futures. VIX futures are among the most volatile futures contracts. A fund’s exposure to its index may subject that fund to greater volatility than investments in traditional securities, which may adversely affect an investor’s investment in that fund. Unlike conventional stock-based indexes, it is not expected that the indexes will generally rise over time; therefore, investors should not expect the funds to appreciate in value over extended periods of time. Due to defined time periods and other features, VIX futures indexes and VIXY and VIXM can be expected to perform differently than the VIX. These ETFs are not suitable for all investors. ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866.776.5125, or visit proshares. com. These funds may have different tax implications and generate a K-1 tax form. ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the sponsor. Standard & Poor’s®, S&P®, S&P 500®, Standard & Poor’s 500®, S&P 500 VIX Short-Term Futures™, and S&P 500 VIX Mid-Term Futures™ are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by ProShares. VIX® is a trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. ProShares are not sponsored, endorsed, sold or promoted by S&P or its affiliates or CBOE, and S&P and its affiliates and CBOE make no representation, warranty or condition regarding the advisability of buying, selling or holding shares in ProShares. © 2011 PCM 2010-5139